EXHIBIT 99.2

Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY ANNOUNCES FISCAL 2002 AND

FOURTH QUARTER RESULTS

BATON ROUGE, LOUISIANA (August 15, 2002) – Piccadilly Cafeterias, Inc. (NYSE:PIC) today announced operating results for its fiscal year and fourth quarter ended July 2, 2002.  Net income for the year ended July 2, 2002, was $3.1 million, or $0.29 per share, compared with a net loss of $(36.0) million, or $(3.43) per share, for the year ended June 30, 2001. As demonstrated in the attached reconciliation included as a part of this release, comparative net income (loss) adjusted for certain charges and benefits for the current and prior-year periods was $3.0 million and $(3.5) million, respectively.  The Company previously announced that it had adopted a fiscal reporting period based on a 52-53 weekly period, resulting in a current fiscal year end of July 2, 2002, compared with the prior-year reporting period that ended on June 30, 2001.  The additional two days of operations this year resulted in additional net income of $0.4 million.

The Company's net sales for the year ended July 2, 2002, were $385.0 million, compared with $424.2 million for the year ended June 30, 2001, a net decline of $39.2 million or 9.2%. Sales declined $25.3 million as a result of fewer cafeterias operating during the comparable periods and $15.7 million from same-store sales declines of 4.0%.  Additional sales of $1.8 million resulted from the two extra days in fiscal 2003.

Net loss was $(0.3) million, or $(0.03) per share, for the fourth quarter of fiscal 2002, compared with a net loss of $(6.5) million, or $(0.62) per share, in the same quarter last year.  Comparative net (loss) adjusted for certain charges and benefits for the current and prior-year fourth quarter was $(0.6) million and $(1.4) million, respectively.  See the attached reconciliation included as a part of this release.

The Company's net sales for the fourth quarter were $95.9 million, compared with $100.1 million for the same period in 2001, a decline of 4.2%.  Sales declined $5.1 million as a result of fewer cafeterias operating during the comparable periods and $0.9 million from same-store sales declines of 1.0%.  Same-store sales for April were down 3.7%, while same-store sales for May and June (excluding the additional two days of operations from the change in fiscal year) were up 0.1% and 0.6%, respectively.  Additional sales of $1.8 million resulted from the two additional days in fiscal 2003.

Earnings before extraordinary and nonrecurring charges, interest, taxes, depreciation, and amortization (EBITDA) for the year ended July 2, 2002, were $25.4 million, up $4.9 million over the prior fiscal year.  EBITDA for the quarter ended July 2, 2002, was $5.1 million, up $0.6 million compared with last year's fourth quarter.  The improvements in earnings and EBITDA are primarily the result of: (1) improving operating efficiencies, (2) closing non-performing cafeterias, (3) reducing benefit expenses, and (4) a reduction in corporate overhead.

Cash and Liquidity

Since June 30, 2001, the Company's cash balances have grown by $4.8 million and the Company has retired $13.0 million of its long-term senior notes due 2007.  Since the Company issued its long-term debt in December 2000, the leverage ratio of debt-to-EBITDA has declined from over three-to-one to less than two-to-one.

A provision of the Company's senior secured notes due 2007 requires the Company to make an offer, subject to limitations, to repay a portion of its debt each year.  The amount of the required offer is determined by the amount of excess cash flow, as defined below, for the prior fiscal year.  The note agreements define excess cash flow as EBITDA less interest expense, income tax expense, and capital expenditures.  For the year ended July 2, 2002, excess cash flow was approximately $15.3 million and the maximum required offer to repay debt from fiscal 2002 cash flows is approximately $9.9 million.  If the offer is accepted in full, the outstanding balance of our long-term debt will be $37.6 million, down from $47.5 million at July 2, 2002.

Advertising Campaigns

On March 11, 2002, the Company introduced its "Everybody's Got a Favorite, What's Yours?" advertising campaign .  During the fourth quarter, promotions included an all-you-can-eat fried chicken meal for $6.99 on Tuesdays, desserts for $0.79 on Wednesdays, and a Friday feature of eight seafood entrée offerings.  Additionally, the Company introduced a "Kid's Night"; on Thursday night where kids under 12 can eat for $0.99 The advertising campaign included television and/or radio advertising in markets covering approximately one-half of the Company's cafeterias.  During the first quarter of fiscal 2003, the campaign features six new entrée salads for $5.99, each called "Salad Delights," a new platter called the "Smokeyard Barbeque" for $6.99, and an "All-You-Can-Eat Catfish" special on Fridays, Saturdays, and Sundays for $7.99.  The campaign features radio spots in 19 Southeast markets, or 60% of the Company's cafeterias.

Comments from the Chairman

Ronald A. LaBorde, Chairman and Chief Executive Officer, commented, "We remain focused on building sales and increasing guest traffic.  Our advertising campaign "Everybody's Got a Favorite, What's Yours?" is being well received by our guests, and we believe the campaign had a positive impact on our sales results in the fourth quarter, particularly in the last two months of the quarter.

"We completed four cafeteria remodels during the fiscal year, including three cafeterias in the fourth quarter.  Two more cafeteria remodels were completed after July 2, 2002.  Both interior and exterior elements of the re-design feature brighter colors that create warmth throughout the restaurant.  Interior highlights include new, vibrant carpeting and wall paint, new photography, new menu boards and point-of-purchase materials, and new team member uniforms.  Exterior elements include new awnings and updating the exterior signage to the current logo.  Guests will also notice significant changes in the cafeteria's food line.  A two-item carving station is added, and the presentation of Piccadilly's great entrée selections is enhanced to include a made-to-order salad station plus enhanced displays of fresh baked breads and extensive dessert choices.

"Our guests have responded positively.  Since the grand re-openings, we are experiencing sales improvements in all of the remodeled cafeterias and double-digit sales improvements in most of the remodeled locations.  We are excited about the results so far in these units.  We have four additional remodels scheduled for completion within the next 90 days.  It is premature for us to forecast the sustainability of these results and we will continue to develop and evaluate our remodeling approach."

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates over 200 cafeterias in the Southeastern and Mid-Atlantic states.  For more information about the Company visit the Company's website at – www.piccadilly.com.

The Company will provide an online Web simulcast of its year-end 2002 earnings conference call later today (August 15, 2002).  The live broadcast of Piccadilly's conference call will begin at 3:00 p.m. Eastern Time today.  An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue through September 15, 2002.  A link to these events will be available at the Company's website:  www.piccadilly.com.

Reconciliation of Net Income as Reported to Income Adjusted for Certain Charges and Benefits (1) (Unaudited)
(Amounts in thousands, except per share data)
	Quarter Ended		Year Ended
	July 2, 2002	June 30, 2001	July 2, 2002	June 30, 2001
Net income (loss) as reported	$(348)	$(6,473)	$3,110	$(36,030)
Certain charges and benefits net of tax effect:
Effect of two additional days in fiscal quarter and year	(426)	---	(426)	---
Deferred tax asset valuation allowance	---	---	(2,026)	9,243
Extraordinary loss on early retirement of debt	---	54	1,906	2,521
Net impairment and closing charges	159	3,480	389	13,887
Severance costs	---	1,500	---	1,500
Amortization and impairment of goodwill	---	41	---	5,343
Income (loss) adjusted for certain charges and benefits	$(615)	$(1,398)	$2,953	$(3,536)
Income (loss) per share adjusted for certain charges and benefits–basic	$(.06)	$(.13)	$.28	$(.34)
Income (loss) per share adjusted for certain charges and benefits–assuming dilution	$(.06)	$(.13)	$.27	$(.34)

(1) Income (loss) adjusted for certain charges should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities or other GAAP measures of operating performance.  Rather, this information is presented as a supplemental financial measure that we believe provides relevant and useful information.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

Piccadilly Cafeterias, Inc.

(Amounts in thousands – except per share data)
Quarter Ended	Year Ended
July 2, 2002	June 30, 2001	July 2, 2002	June 30, 2001
Net sales	$95,882	$100,053	$ 385,027	$424,163
Cost and expenses:
Cost of sales	54,924	57,350	217,710	246,340
Other operating expense	36,222	38,378	144,775	159,062
Provision for unit impairments and closings	159	3,481	389	13,887
Amortization and write-off of goodwill	---	42	---	5,343
General and administrative expense	2,969	4,873	11,626	15,591
Interest expense	1,960	2,405	7,978	9,958
Other expense (income)	(4)	(56)	(441)	(580)
	96,230	106,473	382,037	449,601
Income (Loss) Before Income Taxes and Extraordinary Charges	(348)	(6,420)	2,990	(25,438)
Provision for income taxes (benefit)	---	---	(2,026)	8,072
Net Income (Loss) Before Extraordinary Charge	(348)	(6,420)	5,016	(33,510)
Extraordinary charge - loss on early retirement of debt	---	53	1,906	2,520
Net Income (Loss)	$(348)	$(6,473)	$3,110	$(36,030)
Weighted average number of shares outstanding – basic	10,787	10,503	10,578	10,504
Weighted average number of shares outstanding– assuming dilution	11,178	10,503	10,812	10,504
Net income (loss) per share before extraordinary charge – basic	$(.03)	$(.61)	$.47	$(3.19)
Net income (loss) per share before extraordinary charge – assuming dilution	$(.03)	$(.61)	$.46	$(3.19)
Extraordinary charge per share – basic and assuming dilution	$---	$ (.01)	$(.18)	$(.24)
Net income (loss) per share – basic	$ (.03)	$(.62)	$.29	$(3.43)
Net income (loss) per share – assuming dilution	$ (.03)	$(.62)	$.29	$(3.43)

PICCADILLY CAFETERIAS, INC.
Condensed Balance Sheets (Unaudited)
(Amounts in thousands)
Balances at	July 2, 2002	June 30, 2002
ASSETS
Current Assets
Cash and cash equivalents	$5,661	$851
Accounts and notes receivable	952	1,030
Inventories	11,286	12,232
Deferred income taxes	---	4,289
Other current assets	1,541	1,085
Total Current Assets	19,440	19,487

Property, Plant and Equipment, net	99,395	120,565
Goodwill, net	3,705	4,509
Other Assets	11,155	14,017
Total Assets	$133,695	$158,578

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$9,112	$---
Accounts payable	7,831	10,163
Accrued salaries, benefits and related taxes	12,973	18,396
Other accrued expenses	9,078	10,143
Total Current Liabilities	38,994	38,702
Notes Payable, net of unamortized discount	34,695	54,976
Deferred Income Taxes	---	4,289
Reserve for Ongoing Obligations of Cafeterias Closed, less current portion	5,163	8,469
Minimum Pension Liability	22,538	---
Other Noncurrent Liabilities, less current portion	8,039	8,891
Shareholders' Equity	24,266	43,251
Total Liabilities and Shareholders' Equity	$133,695	$158,578